Exhibit 99.1

PRESTO® National Presto Industries, Inc. Eau Claire, WI 54703-3703	Tel. 715-839-2021 Fax. 715-839-2148 715-839-2122 715-839-2242
NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Maryjo Cohen (715) 839-2021

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2008 EARNINGS

Eau Claire, Wisconsin (April 26, 2008) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “increased sales in the housewares/small appliances segment were more than offset by reductions in defense segment volume, stemming from the inability to bill several lots of ammunition that were produced to specifications and met ballistic requirements, but were placed on hold. As predicted in the annual report, absorbent product sales were also down largely as a result of reductions in a major customer’s sales volume. The strong earnings performance was in significant part attributable to reduced general and administrative costs at the housewares/small appliance and defense segments along with improved efficiencies enjoyed by the absorbent product segment. But for the increase in commodity costs over those experienced in the prior year’s quarter, the absorbent product segment would have been profitable. Decreased yields from the company’s portfolio had a relatively minor, albeit negative, comparative impact on earnings.”

The Housewares/Small Appliance segment introduced several new products at the March 2008 International Housewares Show. Those products included four additions to its stainless steel electric product line: the versatile Options® multi-pot for virtually any kind of cooking (steaming, deep frying, roasting, stewing, boiling and blanching); the Options® fondue which provides the means to prepare and serve a complete fondue meal – melted cheeses for tempting appetizers, hot broth and oil for cooking meats right at the table, and chocolate or caramel for deliciously dipped fruits or cake; a wok that delivers the high temperatures needed for authentic stir frying; and an electric pressure cooker that regulates power automatically to maintain correct cooking pressures. Each product is beautifully styled and constructed of luxurious, gleaming stainless steel. The elements of all four appliances are embedded in an impact welded aluminum base that assures virtually instant heat up and even heating. Each also features the Presto® ControlMaster® heat control which provides precise temperature control. Finally, each product is fully immersible and dishwasher safe with the control removed. The Company introduced a new specialty appliance as well - its QuickBurger™ hamburger cooker which prepares a quarter pound burger in minutes, quickly and conveniently. The resulting burger is both juicy and healthy, as fats are drained into a special reservoir. The Company rounded out its offerings with a new digital electronic timer in response to repeated requests for a timer which is super easy to both set and use. The new timer is so simple to operate that the instructions provided are superfluous.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products and baby diapers.

	THREE MONTHS ENDED
	March 30, 2008	April 1, 2007
Net Sales	$77,598,000	$81,070,000
Net Earnings	$6,250,000	$5,021,000
Net Earnings Per Share	$.91	$.73
Weighted Shares Outstanding	6,840,000	6,832,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.